EXHIBIT 10.81

AMENDMENT TO LEASE AGREEMENT
FOR BUILDING NO. 1 OF THE NOKIA DALLAS BUILDINGS

Re:	The Commons of Las Colinas
Building I
Irving, Texas

FIRST AMENDMENT TO LEASE

THE STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF DALLAS	§

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) has been executed as of the 29th day of September, 2000, by CARRAMERICA REALTY L.P., a Delaware limited partnership (“Landlord”), and NOKIA INC., a Delaware corporation (“Tenant”).

RECITALS:

A.    Landlord and Tenant have heretofore entered into that certain Lease, dated as of October 14, 1998 (the “Lease”), pursuant to which Tenant leased from Landlord approximately 228,678 square feet (the “Premises”) in that certain building located in Irving, Texas, known as The Commons of Las Colinas, Building I and more particularly described in the Lease (the “Building”).

B.    Landlord and Tenant desire to execute this Amendment in order to evidence their agreement to amend the Lease, all as more particularly set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

Article I

CERTAIN AMENDMENTS

SECTION 1.01.  A.  Rentable Square Feet of the Premises.    SCHEDULE, Section 3, Rentable Square Feet of the Premises, is hereby amended to read as follows:

228,678, which Landlord and Tenant acknowledge and agree has been verified as accurate upon final measurement and not subject to revision.

B.  Tenant’s Proportionate Share.    SCHEDULE, Section 4, Tenant’s Proportionate Share, is hereby amended to read as follows:

37.85% based upon a total of 604,234 rentable square feet of the Project, subject to verification upon completion of Building II by each of Tenant’s and Landlord’s architect pursuant to Section 15 of the Work Agreement attached hereto as Appendix C.

C.  Termination Date/Term.    Section 10, Termination Date/Term, is hereby amended to read as follows:

10.  Termination Date/Term:    July 31, 2009.

D.  Expense Stop.    Effective as of July 1, 2000, SCHEDULE, Section 12, Expense Stop, is hereby deleted in its entirety.

E.  Base Rent.    Effective as of July 1, 2000, SCHEDULE, Section 13, Base Rent, is hereby amended by deleting the current provisions and replacing them with the following:

Period	Annual Base Rent	Monthly Base Rent
7/1/00-7/31/04	$4,207,675.20 ($18.40 PSF)	$350,639.60
8/1/04-7/31/09	$4,596,427.80 ($20.10 PSF)	$383,035.65

SECTION 1.02.  Rent.    Effective as of July 1, 2000, Section 2 of the Lease is hereby amended to read as follows:

A.  Types of Rent.    Tenant shall pay the following Rent in the form of a check to Landlord at the following address (if the address or wire transfer information is not available at the time of execution of that certain First Amendment to Lease, Landlord shall subsequently provide them to Tenant by notice sent in accordance with this Lease):

CarrAmerica Realty, L.P.
t/a Commons of Las Colinas
P.O. Box 281937
Atlanta, GA 30384-1937

or by wire transfer as follows:

NationsBank, N.A. (South)
ABA Number 061-000-052
Account Number 326-303-8202

or in such other manner as Landlord may notify Tenant reasonably in advance of the applicable payment due date:

(1)  Base Rent    in monthly installments in advance, the first monthly installment payable upon the Commencement Date and thereafter on or before the first day of each month of the Term in the amount set forth on the Schedule.

(2)  Additional Rent    in the amount of all costs, expenses, liabilities, and amounts which Tenant is required to pay under this Lease, excluding Base Rent, but including any interest for late payment of any item of Rent.

(3)  Rent    as used in this Lease means Base Rent and Additional Rent. Tenant’s agreement to pay Rent is an independent covenant, with no right of setoff, deduction or counterclaim of any kind, except as otherwise expressly set forth in this Lease.

B.  Computation of Base Rent and Rent Adjustments.

(1)  Prorations.    If this Lease begins on a day other than the first day of a month, the Base Rent shall be prorated for such partial month based on the actual number of days in such month.

(2)  Default Interest.    Any sum due from Tenant to Landlord not paid when due shall bear interest from the date due until paid at the lesser of the maximum rate permitted by applicable law or the then Prime Rate (as hereinafter defined) plus five percent (5%) per annum.

(3)  Rent Adjustments.    The square footage of the Premises and the Building set forth in the Commencement Date Confirmation, when executed will be conclusively deemed to be the actual square footage thereof, without regard to any subsequent remeasurement of the Premises or the Building.

SECTION 1.03.  Project Services.    Sections 4.A. through 4.F. of the Lease are hereby deleted in their entirety

SECTION 1.04.  Parking.    Section 4.G. of the Lease is hereby amended to read as follows: Landlord shall grant and provide certain parking rights to Tenant as described below:

The construction documents for the Project contemplate a total of approximately 2,159 parking spaces, with 648 surface spaces and 1,511 spaces located in the parking structure. Tenant shall have the right to use all such spaces. Tenant acknowledges that the entrances for both the parking structure and the surface parking shall serve the Building, Building II and Building III.

SECTION 1.05.  Interruption of Service.    Section 4.I. of the Lease is hereby amended to read as follows:

Except as otherwise provided herein, Landlord’s inability to furnish, to any extent, the Project services set forth in this Section 4, or any cessation thereof resulting from any causes, including any entry for repairs pursuant to this Lease, and any renovation, redecoration or rehabilitation of any area of the Building shall not render Landlord liable for damages, except for Landlord’s gross negligence or willful misconduct, to either person or property or for interruption or loss to Tenant’s business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Notwithstanding the foregoing, in the event that either (i) there is an interruption in any utility service to the Building which is not caused in whole or in part by Tenant, or (ii) an interruption in services resulting from any Capital Repair for which Landlord is responsible pursuant to Section 4.K. below which is not caused by Tenant’s failure to maintain the Building and the Building Systems in accordance with the requirements outlined in Section 4.K. below or Tenant’s negligence or intentional misconduct, and in either case such interruption causes the Premises to be untenantable for a period of at least ten (10) consecutive days (or, as to air conditioning service during the months of May to September, five (5) consecutive days), monthly Rent shall be thereafter abated proportionately. Landlord shall use reasonable efforts to minimize any interference with Tenant’s business operations in performing any repairs, renovations, redecoration or rehabilitation pursuant to this Lease.

SECTION 1.06.  The following is hereby added as Section 4.K. to the Lease:

4.  Project Services.

K.  (1) Tenant Services.    Except to the extent provided herein to the contrary, Tenant shall, at its sole cost and expense, furnish and perform the services necessary for operations of the Project in a manner substantially similar to comparable office buildings in the vicinity of the Project, including without limitation, janitorial, HVAC operation and maintenance, exterior landscaping and maintenance, pest control, elevator maintenance, waste disposal, fire protection, security, and window cleaning. Tenant shall be responsible, at Tenant’s sole cost, for the maintenance of all aspects of the Building, including without limitation any equipment and/or systems used to furnish such services, all in accordance with the original design thereof and all applicable manufacturers’ specifications. In performing such maintenance, Tenant shall engage only persons duly licensed and qualified to perform the work involved. Landlord shall have the right, at reasonable times after reasonable prior notice, to inspect (either by Landlord’s employees or inspectors hired by Landlord) the Premises, the Building and the Building equipment and Tenant’s maintenance records with respect thereto. If Landlord notifies Tenant following any such inspection of any failure to so maintain and Tenant fails to cure such matter within thirty (30) days thereafter, or a reasonable longer period in the event such maintenance cannot reasonably be performed within thirty (30) days (provided Tenant promptly commences the repair and diligently prosecutes the same to completion) or such shorter time if the repair is of an emergency nature, Landlord shall have the right to cure same and Tenant shall reimburse Landlord for the cost to do so within thirty (30) days after receipt of written demand from Landlord. In the event Landlord and Tenant disagree with respect to the performance of Tenant’s maintenance obligations hereunder, they shall submit such dispute to a neutral third party mutually agreed upon by Landlord and Tenant for resolution.

(2)  Taxes.    Tenant shall pay to the taxing authority, all Taxes as are set forth in said assessment. Tenant shall furnish to Landlord not less than fifteen (15) days prior to delinquency, reasonable evidence of the payment of such Taxes, including receipted tax bills from the appropriate taxing authority, when available. Landlord shall be reimbursed by Tenant for a pro rata portion of the Taxes in the final year of the Lease based upon the portion of such year which falls within the Term hereof. Tenant shall have the right to protest Taxes, provided Tenant agrees to indemnify and hold Landlord harmless from and against any loss, cost or expense relating to such protest, and further provided that upon the final resolution of any such protest, Tenant shall provide Landlord with evidence of payment thereof. Landlord agrees to reasonably cooperate with Tenant in connection with any protest of the Taxes (subject to reimbursement by Tenant for Landlord’s actual costs and expenses).

(3)  Landlord Services.    Except as otherwise provided in Sections 9 and 10 of this Lease and except with respect to Capital Repairs (as defined below), Tenant shall be responsible for maintenance and replacement of (i) the Building’s roof, foundation, structural members and operating systems (including without limitation, HVAC, fire protection and elevators), and (ii) the landscaping, parking structures, surface parking and other common areas of the Building. Notwithstanding the foregoing, in the event that any of the repair or replacement costs described in the preceding sentence are capital in nature as determined under generally accepted accounting principles consistently applied (“Capital Repairs”), then Landlord shall perform such Capital Repairs pursuant to plans and specifications for such work to be approved in writing by Tenant, which approval shall not be unreasonably withheld or delayed. Tenant agrees to promptly notify Landlord in writing of the need for any Capital Repairs (a “Capital Repair Notice”) and Landlord agrees to commence such Capital Repairs as soon as reasonably practicable following receipt of such Capital Repair Notice (but in any event within thirty (30) days) and to diligently prosecute such repairs to completion. The failure of Landlord to object to any proposed Capital Repair in writing to Tenant within ten (10) days following receipt of the Capital Repair Notice shall be deemed Landlord’s acceptance and approval of the proposed Capital Repair. If any dispute arises between the parties under this Section 4.K.(3) or under Section 4.I. above (the “Dispute”), then the parties agree to submit the

Dispute to binding arbitration in accordance with the applicable arbitration statute, the then existing rules of the American Arbitration Association and the provisions of this Section. Either party may initiate the arbitration procedure by delivering a written notice of demand for arbitration to the other party (an “Arbitration Notice”). Within ten (10) days after the receipt by the other party of the Arbitration Notice, the parties will attempt to agree upon a single arbitrator. If the parties are not able to agree upon a single arbitrator within such 10-day period, then within the immediately following ten (10) days, each of the parties shall provide written notice (the “Designation Notice”) to the other party as to the names and addresses of at least three (3) prospective arbitrators having at least ten (10) years experience in the management of Class A office buildings in Dallas County, Texas, and having never been employed by or in business with either Landlord or Tenant or their respective affiliated companies. Upon each party’s receipt of the list of prospective arbitrators from the other party, such receiving party shall select one of the three prospects to serve as an arbitrator. If one party timely delivers a Designation Notice and the other party does not timely deliver a Designation Notice, the party who provided the Designation Notice shall select from its list the single arbitrator who shall render the decision in the arbitration proceeding. If both parties timely deliver a Designation Notice, the two (2) arbitrators selected shall be instructed and obligated to jointly select a third (3rd) arbitrator prior to the expiration of forty-five (45) days after the Arbitration Notice. If the two (2) arbitrators selected are unable to timely agree upon a third arbitrator, then upon application of any party, a court of competent jurisdiction shall complete the appointment of the arbitration panel. The hearing and presentation of evidence in connection with the arbitration proceeding shall be conducted in Dallas County, Texas, not later than twenty (20) days after (i) designation of the single arbitrator in the event that only one (1) arbitrator is timely appointed, or (ii) designation of the third (3rd) arbitrator in the event each of the parties hereto timely deliver a Designation Notice to the other party. Neither party shall be entitled to defer or postpone the hearing without the written consent of the other party. The arbitrator(s) will be instructed to render a decision within fifteen (15) days after the date of the hearing. The decision of the arbitrator(s) shall be final and binding upon the parties hereto. This agreement to arbitrate Disputes shall be specifically enforceable under the prevailing arbitration law. The fees and expenses of the arbitrator(s) shall be paid in the manner allocated by the arbitrator(s). In addition, if the arbitrator(s) make a written determination that one of the parties was the prevailing party in the arbitration proceeding, such prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorney’s fees incurred in connection with the arbitration proceedings (and, if applicable, court costs).

Notwithstanding anything to the contrary set forth above, in the event of an emergency requiring Capital Repairs which would reasonably be expected to materially interfere with the use and occupancy of the Premises, and provided that Tenant uses commercially reasonable efforts to deliver oral or written notice thereof to Landlord as soon as practicable under the circumstances, Tenant shall have the right to make such Capital Repairs which cost less than $20,000.00 in the aggregate on a non-cumulative basis in any Lease Year, and Landlord, subject to its right to dispute such Capital Repairs set forth above, shall reimburse Tenant for the reasonable cost of such Capital Repairs within thirty (30) days following the delivery to Landlord of written invoices evidencing such costs. If Landlord fails to timely reimburse Tenant for any costs for which Landlord is responsible pursuant to the preceding sentence, then, in addition to any other remedies available at law or in equity, Tenant may exercise its offset rights under Section 22 below. Tenant agrees to promptly cooperate with Landlord in providing Landlord all information regarding the nature of any such Capital Repairs.

SECTION 1.07.  Damage to Systems/Additional Tenant Obligations.    The first sentence of Section 5.B. of the Lease is hereby deleted.

In addition, Section 5.H. is hereby amended to read as follows:

Notwithstanding anything in the Lease to the contrary, but subject to Section 4.K.(3) of this Lease, Landlord shall not be responsible for providing any security services or any service that Tenant has undertaken, or subsequently undertakes, to furnish in lieu of Landlord, and Tenant shall be responsible, at Tenant’s sole cost, for the maintenance of any equipment and/or systems used to furnish such services.

SECTION 1.08.  Landlord’s Insurance.    Section 8.E. of the Lease is hereby amended by adding the following at the end thereof:

Tenant shall reimburse Landlord for the cost of the insurance described in this subparagraph E within thirty (30) days following receipt of written demand therefor from Landlord. In the event Landlord is required to restore casualty damage to the Building pursuant to Section 9.B. of this Lease, Tenant shall be responsible for the cost of such repairs up to the amount of any commercially reasonable deductible maintained by Landlord under its “All Risk” policy. All policies of insurance maintained by Landlord hereunder shall name Tenant as an additional insured. Copies of Landlord’s insurance policies or duly executed certificates of insurance (confirming the amount of any deductible) shall be promptly delivered to Tenant and renewals thereof as required shall be delivered to Tenant at least thirty (30) days prior to the expiration of the respective policy term. All policies or certificates of insurance delivered to Tenant must confirm that the insurer will give Tenant at least thirty (30) days’ prior written notice of any cancellation, lapse or modification of such insurance.

SECTION 1.09.  Keys.    Section 11.C. of the Lease is hereby deleted in its entirety for all purposes.

SECTION 1.10.  Notices.    The facsimile number for Tenant’s Facility Manager, as set forth in Section 23.B., is hereby replaced by the following:

(972) 894-4731

Landlord’s address for notices under the Lease in Section 23.A. is hereby amended to be as follows:

CarrAmerica Realty L.P.
15950 North Dallas Parkway
Suite 300
Dallas, Texas 75248

SECTION 1.11.  Address of Building.    Section 36 of the Lease is hereby amended to read as follows:

Landlord shall cause the names of Building II and Building III to be changed to Nokia House 2 and Nokia House 3, respectively, and this Building shall be named Nokia House 1. Tenant shall have the right to re-name each of the Buildings from time to time during the term of the Lease with respect to same.

SECTION 1.12.  First Offer on Sale.    The following section is hereby added into the Lease as Section 47:

47.  First Offer on Sale.

A.  If at any time during the Term, Landlord desires to sell all or any portion of the Project, Landlord shall notify Tenant in writing (the “Sale Notice”) with a copy to Jack Fraker, Cushman & Wakefield of Texas, Inc., 5430 LBJ Freeway, Suite 1400, Dallas, Texas 75240, of the terms upon which Landlord is willing to sell such portion of the Project. Tenant shall thereupon have the prior right and option to purchase such portion of the Project (“ROFO”) at the price and on the terms and conditions stated in the Sale Notice. Nothing contained herein shall prohibit Landlord from having discussions with other prospective purchasers of such portion of the Project. Tenant may exercise the ROFO by giving Landlord written notice thereof (the “Exercise Notice”) within thirty (30) calendar days after the date of receipt by Tenant of the Sale Notice.

B.  In the event Tenant effectively exercises its ROFO under Section 47.A. hereof, Tenant and Landlord shall, within twenty-one (21) days following Landlord’s delivery to Tenant of an initial draft of a contract of sale (or such extended period as the parties may mutually agree upon), execute a contract of sale (the “Tenant Contract”) at the same price and upon the same terms and conditions as stated in the Sale Notice. Landlord and Tenant shall use diligent, good faith efforts to enter into the Tenant Contract (or such other contract of sale containing such other terms and provisions as the parties may mutually agree upon).

C.  Should Tenant fail to deliver the Exercise Notice pursuant to Section 47.A. hereof, Tenant’s ROFO shall be deemed waived (except as provided below), and Landlord shall thereafter be entitled to sell such portion of the Project to any third party upon the ROFO Terms (hereinafter defined). “ROFO Terms” shall mean terms no less favorable to Landlord than the terms and conditions contained in the Sale Notice, however, the purchase price may be up to five percent (5%) less than that set forth in the Sale Notice. If Landlord fails to sell such portion of the Project to a third party upon the ROFO Terms within eighteen (18) months following the deadline for giving the Exercise Notice, then Tenant’s ROFO shall be reinstated.

D.  Notwithstanding any other provision of this Section 47, Tenant’s ROFO shall not apply to any of the following transactions: (i) any sale or transfer of all or any portion of the Project or any interest therein to any affiliate of the Landlord; (ii) any sale or transfer in connection with permanent or interim financing for the Project, including any sale/leaseback, joint venture or other similar arrangement; and (iii) the granting of any mortgage or other lien, or any conveyance with respect thereto by foreclosure, deed in lieu of foreclosure or the like. Any of the above mentioned transactions shall not terminate Tenant’s ROFO, but such ROFO shall thereafter continue to bind the transferee.

E.  Except as provided in subparagraph C. of this Section 47, Tenant’s ROFO is not continuing in nature, and Landlord shall have no obligation to re-offer to Tenant.

F.  Tenant’s ROFO is expressly conditioned upon Tenant not being in default under this Lease or the leases for Buildings I and II beyond any applicable cure periods.

SECTION 1.13.  Maintenance of Project/Additional Rent.    Section 42 of the Lease is hereby deleted in its entirety and replaced with the following:

42.  MAINTENANCE OF THE PROJECT.    Landlord shall have no obligation to fund the entire Capital Reserve Amount by any date during the Term and any unused portion is non-refundable to Tenant. However, Landlord agrees that the Project shall be operated and maintained in a first-class manner and condition during the Term and Landlord shall expend portions of the Capital Reserve Amount from time to time during the Term in order to comply with such obligations.

Section 48 of the Lease is hereby added and shall read as follows:

48.  ADDITIONAL RENT.    Commencing July 1, 2000, Tenant shall pay to Landlord as Additional Rent: (a) an annual sum equal to the product of $0.75 times the rentable square feet in the Premises for items such as warranty coordination, inspections, property management, salary reimbursement and the like, with one-twelfth (1/12th) of such amount to be payable monthly concurrent with the payment of Base Rent and (b) an annual sum equal to the product of $0.15 times the rentable square feet in the Premises (the “Capital Reserve Amount”) for Capital Repairs (as defined in Section 4.K.(3) of this Lease), with one-twelfth (1/12th) of such amount to be payable monthly concurrent with the payment of Base Rent. Notwithstanding anything in the Lease to the contrary, Landlord shall not be required to maintain any reserve accounts for such items.

SECTION 1.14.  “True-Up”.    Landlord and Tenant hereby agree that Landlord shall pay to Tenant $228,678 in full settlement of the reconciliation of the Operating Costs under the Lease for the period of January 1, 2000, through June 30, 2000. The parties acknowledge that all prior disputes regarding Operating Costs have been previously settled. Landlord and Tenant waive any right to further adjust Operating Costs for all periods prior to July 1, 2000. On or before November 30, 2000, Landlord and Tenant agree to make appropriate adjustments in the amounts owed to one another attributable to the period of July 1, 2000, through the date of this Amendment resulting from the amendments to the provisions of the Lease set forth in this Amendment. The parties agree that management fees, warranty coordination, administrative allocations and salaries shall be deemed to be $.75 per rentable square foot per annum for the period of July 1, 2000, through the date of this Amendment. Landlord and Tenant acknowledge that Landlord has entered into certain contracts for services to the Building which are not terminable until after the date hereof and agree that the costs associated therewith from and after the date hereof shall be borne by Tenant.

SECTION 1.15.  Certain Defined Terms.    All references contained in this Lease to “Operating Cost Share Rent,” “Cap Amount,” “Excess Operating Costs,” “Base Operating Costs,” “Controllable Operating Costs,” “Non-Controllable Operating

Costs,” “Electrical Cost Share Rent,” “Operating Cost Report,” “Operating Costs,” and “Equitable Adjustment” shall be null and void and have no force or effect as of July 1, 2000.

SECTION 1.16.  Expansion Option.    Appendix G—Expansion Option attached to the Lease is hereby deleted for all purposes.

SECTION 1.17.  Further Amendments.    The Lease shall be and hereby is further amended wherever necessary, even though not specifically referred to herein, in order to give effect to the terms of this Amendment. If no effective date is specified in any particular section above, such section shall be deemed effective as of the date this Amendment is signed by both parties and delivered to the other.

Article II
MISCELLANEOUS

SECTION 2.01.  Ratification.    The Lease, as amended hereby, is hereby ratified, confirmed and deemed in full force and effect in accordance with its terms. Each party represents to the other that such party (a) is currently unaware of any default by the other party under the Lease; and (b) has full power and authority to execute and deliver this Amendment, and this Amendment represents a valid and binding obligation of such party enforceable in accordance with its terms.

SECTION 2.02.  Governing Law.    This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

SECTION 2.03.  Counterparts.    This Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This Amendment may be executed by facsimile, and each party has the right to rely upon a facsimile counterpart of this Amendment signed by the other party to the same extent as if such party had received an original counterpart.

SECTION 2.04.  Governing Document.    In the event the terms of the Lease conflict or are inconsistent with those of the Amendment, the terms of this Amendment shall govern and control.

[SEE FOLLOWING PAGE FOR SIGNATURES]

IN WITNESS WHEREOF, this Amendment has been executed as of (but not necessarily on) the date and year first above written.

LANDLORD:
CARRAMERICA REALTY L.P., a Delaware limited partnership
By:	CARRAMERICA REALTY GP HOLDINGS, INC., its general partner

By:	/S/ WILLIAM H. VANDERSTRAATEN
Name:	William H. Vanderstraaten
Title:	Managing Director, Dallas
TENANT:
NOKIA INC., a Delaware corporation

By:	/S/ PENNY PARKER
Name:	Penny Parker
Title:	Secretary

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